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Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THQ INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of THQ Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

  RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIFTH" so that, as amended, the Article shall be read as follows:

          "FIFTH: The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 226,000,000 shares, divided into 225,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share."

  The remainder of Article FIFTH shall remain unchanged.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of July, 2007.

By:	/s/ SHERYL KINLAW
(Authorized Officer)
Title:	Vice President, Legal
Name:	Sheryl Kinlaw
(Print or Type)

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  Exhibit 3.4
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF THQ INC.